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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                       Third Millennium Industries, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                         Common Stock, Par Value $0.001
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                   983763103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 30, 2003
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)
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CUSIP NO. 983763103
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  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).
        William P. Moore, III, as Trustee of the William P. Moore III
        Revocable Trust dated October 9, 2001
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  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
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  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        United States
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       653,333
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      0
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     653,333
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   0
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        653,333
--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        5.3%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)
        IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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Item 1

(a) Name of Issuer: Third Millennium Industries, Inc.
--------------------------------------------------------------------------------
(b) Address of Issuer's Principal Executive Offices: 4933 E. Highway 60, Rogersville, MO 65742


Item 2

2(a) Name of Person Filing: William P. Moore, III, as Trustee of the William P. Moore III Revocable Trust dated October 9, 2001 (the "Trust")
--------------------------------------------------------------------------------
2(b) Address or Principal Business Office or, if none, Residence: 10801 Mastin, Suite 920, Overland Park, Kansas 66210
--------------------------------------------------------------------------------
2(c) Citizenship: William P. Moore, III is a United States citizen. The Trust was created pursuant to and is governed by the laws of the State of Kansas.
--------------------------------------------------------------------------------
2(d) Title of Class of Securities:  Common Stock, par value $0.001
--------------------------------------------------------------------------------
2(e) CUSIP No.:  983763103




Item 3.

Not Applicable.



Item 4. Ownership



     a.  Amount Beneficially Owned:  653,333
                                  ----------------------------------------------


     b.  Percent of class    5.3%
                         -------------------------------------------------------


     c.  Number of shares as to which such person has:


            i.   Sole power to vote or to direct the vote 653,333
                                                        ------------------------


            ii.  Shared power to vote or to direct the vote  0
                                                          ----------------------


            iii. Sole power to dispose or to direct the disposition of 653,333
                                                                     -----------

            iv.  Shared power to dispose or to direct the disposition of 0
                                                                       ---------


Item 5.  Ownership of 5 Percent or Less of a Class.

Not Applicable.

Item 6. Ownership of More than 5 Percent on Behalf of Another Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                                                                               3
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Not Applicable.

Item 8. Identification and Classification of Members of the Group

Not Applicable.

Item 9. Notice of Dissolution of Group

Not Applicable.

Item 10. Certifications



By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    Signature


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 10, 2004
                               ----------------------------------------
                                                 Date
                                      /s/ William P. Moore, III
                               ----------------------------------------
                                               Signature
                      William P. Moore, III, as Trustee of the William P. Moore
                               III Revocable Trust dated October 9, 2001
                               ----------------------------------------
                                              Name/Title



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).


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